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                                                                     EXHIBIT 3.2

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                           EAGLE MOUNTAIN MINING, INC.

Articles of Amendment to the Articles of Incorporation of Eagle Mountain Mining, Inc., are herein executed by said Corporation pursuant to the Revised Code of Washington, 23A.16.020, as follows:

    1.   The name of the corporation is:    Eagle Mountain Mining, Inc.

    2. The amendment so adopted changes Article 4 to read as follows:

                                    ARTICLE 4

         "The authorized capital stock of the Corporation shall be $50,000.00, consisting of 100,000,000 shares of common stock having no par value. All of the capital stock authorized herein shall have equal voting rights and powerrs without restrictions in preference."

    3. The amendment was adopted by the Board of Directors at a special meeting called for that purpose duly called and held on the 5th day of July, 1988, without shareholders' approval.

    4. The increase in capitalization was unanimously adopted by the Board of Directors of the said Corporation.

    5. No shares were voted against such amendment as it was adopted by the unanimous vote of the Board of Directors.

                                                      /s/   W. L. CAMPBELL, JR.
                                                     --------------------------
                                                      President

         /s/   WILLIAM E. CULLEN
      ---------------------------
         Asst. Secretary